Exhibit 99.3

Press Release
www.shire.com

Director/PDMR Shareholding

February 29, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that on February 26, 2016, Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”) were granted to Persons Discharging Managerial Responsibilities (“PDMRs”) under the Shire Long Term Incentive Plan 2015 (“LTIP”). SARs and RSUs will normally vest after three years, subject to any performance conditions being satisfied, with no consideration payable for these awards. The awards were granted over notional American Depositary Shares (“ADSs”) in the Company as follows:

PDMR	Type of Award(1),(2)	Number of ADSs(3)	Exercise Price
Flemming Ornskov	SAR	43,329	$161.42
	RSU	32,497	Nil
Jeff Poulton	SAR	13,681	$161.42
	RSU	10,261	Nil
Mark Enyedy	SAR	11,616	$161.42
	RSU	10,455	Nil
Ginger Gregory	SAR	8,113	$161.42
	RSU	7,302	Nil
Bill Mordan	SAR	9,680	$161.42
	RSU	8,712	Nil
Phil Vickers	SAR	11,063	$161.42
	RSU	9,957	Nil

(1)	SARs and RSUs granted under the LTIP correspond to SARs and Performance Share Awards (“PSAs”) granted under the legacy Shire Portfolio Share Plan, as referenced in the Directors’ Remuneration Report in the 2014 Annual Report and Accounts.

(2)	SARs and RSUs granted to Dr. Ornskov and Mr. Poulton, and RSUs granted to the remainder of the PDMRs, are subject to performance conditions. Upon normal vesting, any ADSs to be delivered to Dr. Ornskov and Mr. Poulton will be subject to a retention period of two years in accordance with the rules of the LTIP.

(3)	One ADS is equal to three Ordinary Shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge

Senior Assistant Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com